Exhibit 99.1

KONTOOR BRANDS REPORTS 2023 THIRD QUARTER RESULTS; UPDATES 2023 OUTLOOK

Third Quarter 2023 Highlights
•Q3’23 revenue of $655 million increased 8 percent (7 percent in constant currency) compared to Q3'22
•Q3’23 gross margin of 41.5 percent decreased 200 basis points compared to Q3’22, including an unanticipated 200 basis point charge from duty expense related to prior periods, as well as the impact of proactive inventory management actions
•Q3’23 EPS of $1.05 compared to Q3'22 reported EPS of $0.90 and adjusted EPS of $1.11. Q3’23 EPS includes an unanticipated $0.17 charge from duty expense related to prior periods; excluding the duty charge, EPS was $1.22, increasing 10 percent compared to adjusted EPS in the same period last year
•Q3’23 inventory of $605 million decreased 11 percent compared to Q3’22
•As previously announced, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.50 per share, a 4 percent increase compared to Q2’23

Full Year 2023 Financial Outlook
•FY’23 revenue is now expected to increase approximately 1 percent compared to FY’22; this compares to the prior outlook of a low-single digit percentage increase
•FY’23 adjusted gross margin is now expected to approximate 42.5 percent compared to the prior outlook of 43.5 percent to 44.0 percent; this updated outlook includes a 40 basis point charge from duty expense related to prior periods, as well as the impact of proactive inventory management actions
•FY’23 adjusted EPS is now expected to approximate $4.35, compared to the prior outlook of $4.55 to $4.75; this updated outlook includes a $0.15 charge from duty expense related to prior periods; excluding the duty charge, FY’23 EPS is expected to approximate $4.50
•Expect full year cash flow from operations of approximately $335 million and year end FY’23 cash and cash equivalents of approximately $200 million; inventory is expected to approximate $500 million by year end FY’23, representing a more than 15 percent decline compared to FY’22

GREENSBORO, N.C. – November 2, 2023 - Kontoor Brands, Inc. (NYSE: KTB), a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands, Wrangler® and Lee®, today reported financial results for its third quarter ended September 30, 2023.

“In the third quarter, we delivered strong revenue growth and profitability that was ahead of our expectations, excluding the duty charge, reflecting the broad-based strength of our business. Supported by strategic investments in our brands, U.S. POS strength continued, driving further market share gains in core U.S. wholesale. And we delivered another solid quarter in DTC, a critical growth pillar of our diversified, accretive growth strategy,” said Scott Baxter, President, Chief Executive Officer and Chair of Kontoor Brands.

“While we continue to anticipate a challenging macroenvironment, we expect our investments in innovation and demand creation to further cement competitive separation in the marketplace and fuel the continued momentum of our brands. We are prudently managing our inventory and are focused on reducing inventory levels further as we establish an even stronger foundation for next year. Beginning with the fourth quarter, we expect gross margin expansion to drive accelerated earnings growth into 2024. And, given the strength of our balance sheet and cash flow generation, we have the opportunity to further enhance shareholder value through capital allocation optionality,” added Baxter.

This release refers to “adjusted” amounts from 2023 and 2022 and “constant currency” amounts, which are further described in the Non-GAAP Financial Measures section below. All per share amounts are presented on a diluted basis. Unless otherwise noted, “reported” and “constant currency” amounts are the same. Amounts as presented herein may not recalculate due to the use of unrounded numbers.

Late in the third quarter of 2023, management identified inaccuracies in processing certain transactions with U.S. Customs and Border Protection (“U.S. Customs”) arising from the implementation of the Company’s ERP system. These inaccuracies resulted in underpayment of certain duties owed to U.S. Customs for the 2021 to 2023 periods. The current period results include an estimated additional $13 million duty charge related to prior periods.

Third Quarter 2023 Income Statement Review

Revenue was $655 million, increasing 8 percent (7 percent increase in constant currency) compared to the same period in the prior year. Revenue increases were primarily driven by strength in U.S. wholesale and DTC, partially offset by decreases in International, mainly China.

U.S. revenue was $506 million, increasing 12 percent over the same period in the prior year. U.S. wholesale increased 12 percent compared to the third quarter 2022, driven by broad-based strength across categories, distribution channels and additional market share gains. Growth in U.S. wholesale was augmented by continued strength in DTC, with U.S. own.com revenue increasing 11 percent compared to the same period last year.

International revenue was $149 million, a 4 percent decrease (8 percent decrease in constant currency) over the same period in the prior year with strength in DTC more than offset by a decline in wholesale. International DTC increased 7 percent (5 percent increase in constant currency) compared to the same period last year. China decreased 23 percent (19 percent decrease in constant currency) compared to the third quarter 2022. Europe increased 4 percent (4 percent decrease in constant currency) over the same period last year.

Wrangler brand global revenue was $445 million, a 9 percent increase from the same period in the prior year. Wrangler U.S. revenue increased 10 percent compared to the same period last year, driven by U.S. wholesale core denim and category diversification including non-denim bottoms, Outdoor and Western. Wrangler U.S. own.com increased 11 percent compared to the same period last year. Wrangler international revenue increased 8 percent (2 percent increase in constant currency) compared to the third quarter 2022, driven by increases in both wholesale and DTC.

Lee brand global revenue was $208 million, a 5 percent increase (3 percent increase in constant currency) from the same period in the prior year. Lee U.S. revenue increased 20 percent compared to the same period last year, with strength in both wholesale and own.com. Lee U.S.

own.com increased 11 percent compared to the same period last year. Lee international revenue decreased 10 percent (13 percent decrease in constant currency) compared to the third quarter 2022, driven primarily by softness in China.

Gross margin decreased 200 basis points to 41.5 percent compared to the same period in the prior year. Gross margin in the quarter included an unanticipated 200 basis point charge from duty expense related to prior periods, as well as proactive inventory management actions. Excluding the duty charge and inventory management actions, gross margin increased compared to the prior-year period, consistent with expectations. Benefits from strategic pricing, channel mix and lower transitory costs such as air freight were offset by inflationary pressures on input costs and geographic mix.

Selling, General & Administrative (SG&A) expenses were $186 million or 28.4 percent of revenue in the third quarter, decreasing 30 basis points compared to adjusted SG&A for the same period in the prior year. Amplified investments in demand creation and DTC in addition to an increase in distribution costs were somewhat offset by disciplined management of discretionary expenses.

Operating income was $85 million in the third quarter and included the approximate $13 million duty charge. Excluding the duty charge, operating income was $99 million and increased 10 percent compared to adjusted operating income in the same period in the prior year. Operating margin of 13.1 percent decreased 170 basis points compared to adjusted operating margin for the same period in the prior year, including a 200 basis point impact from the duty charge. Excluding the duty charge, operating margin increased 30 basis points to 15.1 percent.

Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA) was $91 million in the third quarter and includes the approximate $13 million duty charge. EBITDA margin of 13.9 percent decreased 200 basis points compared to adjusted EBITDA margin during the same period in the prior year. Excluding the duty charge, EBITDA margin was consistent with the prior year adjusted EBITDA margin.

Earnings per share (EPS) was $1.05 in the third quarter, compared to reported EPS of $0.90 and adjusted EPS of $1.11 in the same period last year. EPS in the quarter included an unanticipated $0.17 charge for duty expense related to prior periods. Excluding the duty charge, earnings per share was $1.22, increasing 10 percent compared to adjusted EPS in the same period last year.

September 30, 2023, Balance Sheet and Liquidity Review

The Company ended the third quarter 2023 with $78 million in cash and cash equivalents, and approximately $0.8 billion in long-term debt.

Inventory at the end of Q3’23 was $605 million, down 11 percent compared to the prior-year period.

As of September 2023, the Company had no outstanding borrowings under the Revolving Credit Facility and $488 million available for borrowing against this facility.

As previously announced, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.50 per share, payable on December 18, 2023, to shareholders of record at the close of business on December 8, 2023.

2023 Outlook

Although the impacts from near-term macroeconomic factors are uncertain, the Company remains focused on execution to deliver continued strong market share gains in the U.S., to accelerate DTC growth, and to drive gross margin improvement. The Company remains confident in its strategy and expects to continue investing in its brands and capabilities in support of accretive growth and anticipates accelerating cash generation as inventory continues to normalize in 2023.

Accordingly, the Company's updated 2023 outlook is as follows:

•Revenue is expected to increase approximately 1 percent compared to 2022, which compares to the prior outlook of a low-single digit percentage increase. During the fourth quarter of 2023, the Company expects ongoing market share gains and strength from DTC to be offset by more challenging macroeconomic and consumer demand conditions in the U.S., with the China market more fully reopening.

•Adjusted gross margin is expected to approximate 42.5 percent compared to the prior outlook of 43.5 percent to 44.0 percent. This updated outlook includes a 40 basis point charge for duty expense related to prior periods, in addition to proactive inventory management actions. The Company expects approximately 300 basis points of gross margin expansion in Q4’23 driven by geographic and DTC mix, strategic pricing and a decline in input costs. Based on current visibility, the Company expects geographic and DTC mix as well as lower input costs to drive significant gross margin expansion in 2024.

•Adjusted SG&A is now expected to increase at a low-single digit percentage compared to adjusted SG&A in 2022, which compares to a mid-single digit increase in the prior outlook. The Company will continue to prioritize investments in its brands and capabilities in support of longer-term profitable growth, including demand creation, DTC, and International expansion, while remaining prudent with regard to discretionary expenses.

•Adjusted EPS is now expected to approximate $4.35, including an unanticipated $0.15 charge for duty expense related to prior periods. This compares to the prior outlook of $4.55 to $4.75. Excluding the duty charge, FY’23 EPS is expected to approximate $4.50.

•Capital Expenditures are expected to be in the range of $35 million to $40 million, primarily to support IT projects, growth in owned retail stores, manufacturing and distribution investments.

•The Company expects an effective tax rate of 20 percent to 21 percent. Interest expense is expected to approximate $35 million. Other Expense is expected to be in the range of $10 million to $12 million. Average shares outstanding are expected to be approximately 57 million, excluding the impact of any additional share repurchases.

•The Company expects cash flow from operations of approximately $335 million and to end the year with cash and cash equivalents of approximately $200 million. The Company expects to end the year with approximately $500 million of inventory, representing a more than 15 percent decline compared to the prior year. The Company expects the combination of accelerated earnings growth and continued normalization of inventory to result in increased cash generation in 2024.

Webcast Information

Kontoor Brands will host its third quarter conference call beginning at 8:30 a.m. Eastern Time today, November 2, 2023. The conference will be broadcast live via the Internet, accessible at https://www.kontoorbrands.com/investors. For those unable to listen to the live broadcast, an archived version will be available at the same location.

Non-GAAP Financial Measures

Adjusted Amounts - This release refers to “adjusted” amounts. Adjustments during 2023 represent charges in the second quarter related to strategic actions taken by the Company to drive efficiencies in our operations, which included reducing our global workforce, streamlining and transferring select production within our internal manufacturing network and globalizing our operating model. Adjustments during 2022 represent charges related to the globalization of the Company’s operating model and relocation of the European headquarters. Additional information regarding adjusted amounts is provided in notes to the supplemental financial information included with this release.

Constant Currency - This release refers to “reported” amounts in accordance with GAAP, which include translation and transactional impacts from changes in foreign currency exchange rates. This release also refers to “constant currency” amounts, which exclude the translation impact of changes in foreign currency exchange rates.

Reconciliations of these non-GAAP measures to the most comparable GAAP measures are presented in the supplemental financial information included with this release that identifies and quantifies all reconciling adjustments and provides management's view of why this non-GAAP information is useful to investors. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be viewed in addition to, and not as an alternate for, reported results under GAAP. The non-GAAP measures used by the Company in this release may be different from similarly titled measures used by other companies.

About Kontoor Brands

Kontoor Brands, Inc. (NYSE: KTB) is a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands: Wrangler® and Lee®. Kontoor designs, manufactures and distributes superior high-quality products that look good and fit right, giving people around the world the freedom and confidence to express themselves. Kontoor Brands is a purpose-led organization focused on leveraging its global platform, strategic sourcing model and best-in-class supply chain to drive brand growth and deliver long-term value for its stakeholders. For more information about Kontoor Brands, please visit www.KontoorBrands.com.

Forward-Looking Statements

Certain statements included in this release and attachments are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as required under the U.S. federal securities laws. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to: macroeconomic conditions, including inflation, rising interest rates, recessionary concerns, fluctuating foreign currency exchange rates and distress in global credit and banking markets, as well as ongoing global supply chain disruptions, labor challenges, the COVID-19 pandemic and geopolitical events, continue to adversely impact global economic conditions and have had, and may continue to have, a negative impact on the Company’s business, results of operations, financial condition and cash flows (including future uncertain impacts); the level of consumer demand for apparel; supply chain and shipping disruptions, which could continue to result in shipping delays, an increase in transportation costs and increased product costs or lost sales; reliance on a small number of large customers; the COVID-19 pandemic continues to negatively affect the Company’s business and could continue to result in supply chain disruptions, reduced consumer traffic and purchasing, closed factories and stores, and reduced workforces (including future uncertain effects); intense industry competition; the ability to accurately forecast demand for products; the Company’s ability to gauge consumer preferences and product trends, and to respond to constantly changing markets; the Company’s ability to maintain the images of its brands; increasing pressure on margins; e-commerce operations through the Company’s direct-to-consumer business; the financial difficulty experienced by the retail industry; possible goodwill and other asset impairment; the ability to implement the Company’s business strategy; the stability of manufacturing facilities and foreign suppliers; fluctuations in wage rates and the price, availability and quality of raw materials and contracted products; the reliance on a limited number of suppliers for raw material sourcing and the ability to obtain raw materials on a timely basis or in sufficient quantity or quality; disruption to distribution systems; seasonality; unseasonal or severe weather conditions; the Company's and its vendors’ ability to maintain the strength and security of information technology systems; the risk that facilities and systems and those of third-party service providers may be vulnerable to and unable to anticipate or detect data security breaches and data or financial loss; ability to properly collect, use, manage and secure consumer and employee data; foreign currency fluctuations; disruption and volatility in the global capital and credit markets and its impact on the Company's ability to obtain short-term or long-term financing on favorable terms; the impact of climate change and related legislative and regulatory responses; legal, regulatory, political and economic risks; changes to trade policy, including tariff and import/export regulations; compliance with anti-bribery, anti-corruption and anti-money laundering laws by the Company and third-party suppliers and manufacturers; changes in tax laws and liabilities; the costs of compliance with or the violation of national, state and local laws and regulations for environmental, consumer protection, employment, privacy, safety and other matters; continuity of members of management; labor relations; the ability to protect trademarks and other intellectual property rights; the ability of the Company’s licensees to generate expected sales and maintain the value of the Company’s brands; the Company maintaining satisfactory credit ratings; restrictions on the Company’s business relating to its debt obligations; volatility in the price and trading volume of the Company’s common stock; anti-takeover provisions in the Company’s organizational documents; and fluctuations in the amount and frequency of our share repurchases.

Many of the foregoing risks and uncertainties will be exacerbated by any worsening of the global business and economic environment. More information on potential factors that could affect the Company's financial results are described in detail in the Company’s most recent Annual Report on Form 10-K and in other reports and statements that the Company files with the SEC.

Contacts
Investors:
Eric Tracy, (336) 332-5205
Vice President, Corporate Finance and Investor Relations
Eric.Tracy@kontoorbrands.com

or

Media:
Julia Burge, (336) 332-5122
Director, External Communications
Julia.Burge@kontoorbrands.com

###

KONTOOR BRANDS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September		%	Nine Months Ended September		%
(Dollars in thousands, except per share amounts)	2023	2022	Change	2023	2022	Change
Net revenues	$654,540	$606,521	8%	$1,937,672	$1,899,836	2%
Costs and operating expenses
Cost of goods sold	383,075	342,460	12%	1,129,245	1,064,190	6%
Selling, general and administrative expenses	185,983	188,995	(2)%	564,599	563,614	—%
Total costs and operating expenses	569,058	531,455	7%	1,693,844	1,627,804	4%
Operating income	85,482	75,066	14%	243,828	272,032	(10)%
Interest expense	(10,454)	(8,858)	18%	(30,390)	(25,115)	21%
Interest income	964	263	267%	2,074	1,028	102%
Other expense, net	(3,764)	(2,219)	70%	(9,142)	(5,187)	76%
Income before income taxes	72,228	64,252	12%	206,370	242,758	(15)%
Income taxes	12,697	13,169	(4)%	44,147	48,870	(10)%
Net income	$59,531	$51,083	17%	$162,223	$193,888	(16)%
Earnings per common share
Basic	$1.06	$0.92		$2.90	$3.47
Diluted	$1.05	$0.90		$2.85	$3.40
Weighted average shares outstanding
Basic	56,151	55,428		55,962	55,830
Diluted	56,956	56,550		56,914	57,060
Basis of presentation for all financial tables within this release: The Company operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 each year. For presentation purposes herein, all references to periods ended September 2023 and September 2022 correspond to the 13-week and 39-week fiscal periods ended September 30, 2023 and October 1, 2022, respectively. References to September 2023, December 2022 and September 2022 relate to the balance sheets as of September 30, 2023, December 31, 2022 and October 1, 2022, respectively. Amounts herein may not recalculate due to the use of unrounded numbers.

KONTOOR BRANDS, INC.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	September 2023	December 2022	September 2022
ASSETS
Current assets
Cash and cash equivalents	$77,828	$59,179	$58,053
Accounts receivable, net	236,816	225,858	234,569
Inventories	605,234	596,836	678,207
Prepaid expenses and other current assets	113,186	100,396	102,425
Total current assets	1,033,064	982,269	1,073,254
Property, plant and equipment, net	110,399	104,465	101,407
Operating lease assets	63,114	51,029	47,831
Intangible assets, net	12,553	13,361	13,242
Goodwill	209,413	209,627	209,012
Other assets	197,387	221,510	208,264
TOTAL ASSETS	$1,625,930	$1,582,261	$1,653,010
LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings	$—	$7,280	$7,093
Current portion of long-term debt	17,500	10,000	7,500
Accounts payable	182,448	206,262	306,278
Accrued liabilities	168,356	196,989	167,690
Operating lease liabilities, current	20,975	19,898	18,885
Total current liabilities	389,279	440,429	507,446
Operating lease liabilities, noncurrent	41,348	31,506	30,255
Other liabilities	79,084	76,950	82,417
Long-term debt	768,595	782,619	824,793
Commitments and contingencies
Total liabilities	1,278,306	1,331,504	1,444,911
Total equity	347,624	250,757	208,099
TOTAL LIABILITIES AND EQUITY	$1,625,930	$1,582,261	$1,653,010

KONTOOR BRANDS, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September
(In thousands)	2023	2022
OPERATING ACTIVITIES
Net income	$162,223	$193,888
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	27,405	27,827
Stock-based compensation	9,017	17,758
Other, including working capital changes	(51,119)	(226,744)
Cash provided by operating activities	147,526	12,729
INVESTING ACTIVITIES
Property, plant and equipment expenditures	(21,553)	(13,091)
Capitalized computer software	(8,940)	(7,633)
Other	(837)	(990)
Cash used by investing activities	(31,330)	(21,714)
FINANCING ACTIVITIES
Borrowings under revolving credit facility	288,000	76,000
Repayments under revolving credit facility	(288,000)	(36,000)
Repayments of term loan	(7,500)	—
Repurchases of Common Stock	—	(62,494)
Dividends paid	(80,719)	(77,021)
Shares withheld for taxes, net of proceeds from issuance of Common Stock	(2,506)	(12,643)
Other	(7,297)	7,002
Cash used by financing activities	(98,022)	(105,156)
Effect of foreign currency rate changes on cash and cash equivalents	475	(13,128)
Net change in cash and cash equivalents	18,649	(127,269)
Cash and cash equivalents – beginning of period	59,179	185,322
Cash and cash equivalents – end of period	$77,828	$58,053

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information
(Unaudited)

	Three Months Ended September		% Change	% Change Constant Currency (a)
(Dollars in thousands)	2023	2022
Segment revenues:
Wrangler	$444,539	$406,161	9%	9%
Lee	208,027	198,465	5%	3%
Total reportable segment revenues	652,566	604,626	8%	7%
Other revenues (b)	1,974	1,895	4%	4%
Total net revenues	$654,540	$606,521	8%	7%
Segment profit:
Wrangler	$81,556	$75,597	8%	7%
Lee	20,735	26,703	(22)%	(23)%
Total reportable segment profit	$102,291	$102,300	—%	(1)%
Corporate and other expenses	(20,091)	(28,775)	(30)%	(30)%
Interest expense	(10,454)	(8,858)	18%	18%
Interest income	964	263	267%	257%
Loss related to other revenues (b)	(482)	(678)	(29)%	(29)%
Income before income taxes	$72,228	$64,252	12%	11%

	Nine Months Ended September		% Change	% Change Constant Currency (a)
(Dollars in thousands)	2023	2022
Segment revenues:
Wrangler	$1,293,171	$1,236,528	5%	5%
Lee	636,684	655,738	(3)%	(3)%
Total reportable segment revenues	1,929,855	1,892,266	2%	2%
Other revenues (b)	7,817	7,570	3%	3%
Total net revenues	$1,937,672	$1,899,836	2%	2%
Segment profit:
Wrangler	$223,639	$226,049	(1)%	(1)%
Lee	77,473	101,837	(24)%	(22)%
Total reportable segment profit	$301,112	$327,886	(8)%	(8)%
Corporate and other expenses	(65,815)	(60,774)	8%	8%
Interest expense	(30,390)	(25,115)	21%	21%
Interest income	2,074	1,028	102%	99%
Loss related to other revenues (b)	(611)	(267)	129%	132%
Income before income taxes	$206,370	$242,758	(15)%	(14)%
(a) Refer to constant currency definition on the following pages.
(b) We report an "Other" category to reconcile segment revenues and segment profit to the Company's operating results, but the Other category does not meet the criteria to be considered a reportable segment. Other includes sales and licensing of Rock & Republic®, other company-owned brands and private label apparel.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information – Constant Currency Basis (Non-GAAP)
(Unaudited)

	Three Months Ended September 2023
	As Reported	Adjust for Foreign
(In thousands)	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$444,539	$(3,248)	$441,291
Lee	208,027	(3,362)	204,665
Total reportable segment revenues	652,566	(6,610)	645,956
Other revenues	1,974	1	1,975
Total net revenues	$654,540	$(6,609)	$647,931
Segment profit:
Wrangler	$81,556	$(393)	$81,163
Lee	20,735	(203)	20,532
Total reportable segment profit	$102,291	$(596)	$101,695
Corporate and other expenses	(20,091)	16	(20,075)
Interest expense	(10,454)	—	(10,454)
Interest income	964	(26)	938
Loss related to other revenues	(482)	(1)	(483)
Income before income taxes	$72,228	$(607)	$71,621

	Nine Months Ended September 2023
	As Reported	Adjust for Foreign
(In thousands)	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$1,293,171	$(963)	$1,292,208
Lee	636,684	1,108	637,792
Total reportable segment revenues	1,929,855	145	1,930,000
Other revenues	7,817	1	7,818
Total net revenues	$1,937,672	$146	$1,937,818
Segment profit:
Wrangler	$223,639	$(262)	$223,377
Lee	77,473	1,613	79,086
Total reportable segment profit	$301,112	$1,351	$302,463
Corporate and other expenses	(65,815)	(32)	(65,847)
Interest expense	(30,390)	(9)	(30,399)
Interest income	2,074	(33)	2,041
Loss related to other revenues	(611)	(9)	(620)
Income before income taxes	$206,370	$1,268	$207,638
Constant Currency Financial Information
The Company is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by the Company from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.
To calculate foreign currency translation on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).
These constant currency performance measures should be viewed in addition to, and not as an alternative for, reported results under GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Quarter-to-Date (Non-GAAP)
(Unaudited)

Three Months Ended September
(In thousands, except for per share amounts)	2022

Selling, general and administrative expenses - as reported under GAAP	$188,995
Restructuring costs (a)	(14,740)
Adjusted selling, general and administrative expenses	$174,255

Diluted earnings per share - as reported under GAAP	$0.90
Restructuring costs (a)	0.21
Adjusted diluted earnings per share	$1.11

Net income - as reported under GAAP	$51,083
Income taxes	13,169
Interest expense	8,858
Interest income	(263)
EBIT	$72,847

EBITDA	$81,853
Restructuring costs (a)	14,740
Adjusted EBITDA	$96,593
Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" at the end of this document. Amounts herein may not recalculate due to the use of unrounded numbers.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select GAAP and Non-GAAP Measures
(Unaudited)

	Three Months Ended September
	2023	2022
(Dollars in thousands, except per share amounts)	GAAP	GAAP	Adjusted

Net revenues	$654,540	$606,521	$606,521

Gross margin	$271,465	$264,061	$264,061
As a percentage of total net revenues	41.5%	43.5%	43.5%

Selling, general and administrative expenses	$185,983	$188,995	$174,255
As a percentage of total net revenues	28.4%	31.2%	28.7%

Operating income	$85,482	$75,066	$89,806
As a percentage of total net revenues	13.1%	12.4%	14.8%
Earnings per share - diluted	$1.05	$0.90	$1.11

Net income	$59,531	$51,083	$62,987
Income taxes	12,697	13,169	16,005
Interest expense	10,454	8,858	8,858
Interest income	(964)	(263)	(263)
EBIT	$81,718	$72,847	$87,587

Depreciation and amortization	$9,186	$9,006	$9,006

EBITDA	$90,904	$81,853	$96,593
As a percentage of total net revenues	13.9%	13.5%	15.9%
Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" at the end of this document.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Disaggregation of Revenue
(Unaudited)

	Three Months Ended September 2023
	Revenues - As Reported

(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$355,608	$103,564	$1,799	$460,971
Non-U.S. Wholesale	53,644	71,433	—	125,077
Direct-to-Consumer	35,287	33,030	175	68,492
Total	$444,539	$208,027	$1,974	$654,540

Geographic revenues
U.S.	$385,501	$118,352	$1,974	$505,827
International	59,038	89,675	—	148,713
Total	$444,539	$208,027	$1,974	$654,540

	Three Months Ended September 2022
	Revenues - As Reported

(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$324,564	$84,122	$1,771	$410,457
Non-U.S. Wholesale	50,448	81,682	28	132,158
Direct-to-Consumer	31,149	32,661	96	63,906
Total	$406,161	$198,465	$1,895	$606,521

Geographic revenues
U.S.	$351,624	$98,862	$1,867	$452,353
International	54,537	99,603	28	154,168
Total	$406,161	$198,465	$1,895	$606,521

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select Revenue Information
(Unaudited)

	Three Months Ended September
	2023	2022	2023 to 2022
(Dollars in thousands)	As Reported under GAAP		% Change Reported	% Change Constant Currency
Wrangler U.S.	$385,501	$351,624	10%	10%
Lee U.S.	118,352	98,862	20%	20%
Other	1,974	1,867	6%	6%
Total U.S. revenues	$505,827	$452,353	12%	12%

Wrangler International	$59,038	$54,537	8%	2%
Lee International	89,675	99,603	(10)%	(13)%
Other	—	28	(100)%	(96)%
Total International revenues	$148,713	$154,168	(4)%	(8)%

Global Wrangler	$444,539	$406,161	9%	9%
Global Lee	208,027	198,465	5%	3%
Global Other	1,974	1,895	4%	4%
Total revenues	$654,540	$606,521	8%	7%

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on a constant currency basis, which is a non-GAAP financial measure. See “Business Segment Information – Constant Currency Basis (Non-GAAP)" for additional information on constant currency financial calculations.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Notes (Non-GAAP)
(Unaudited)
Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures
Management uses non-GAAP financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. In addition, adjusted EBITDA is a key financial measure for the Company's shareholders and financial leaders, as the Company's debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company's compliance with debt covenants. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.
(a) During the three months ended September 2022, restructuring costs included charges of $13.7 million related to severance and employee-related benefits and $1.0 million of other costs, both of which were attributable to the globalization of the Company's operating model and relocation of the European headquarters. Total restructuring costs resulted in a corresponding tax impact of $2.8 million for the three months ended September 2022.